Exhibit 15.1

FANGDA PARTNERS

香港 Hong Kong·上海 Shanghai·北京 Beijing·深圳 Shenzhen 广州 Guangzhou

http://www.fangdalaw.com

中国北京市朝阳区光华路一号 北京嘉里中心北楼27层 邮政编码：100020	电子邮件 E-mail: email@fangdalaw.com 电 话 Tel.: 86-10-5769-5600 传 真 Fax: 86-10-5769-5788

27/F, North Tower, Beijing Kerry Centre

1 Guanghua Road, Chaoyang District

Beijing 100020, PRC

Jianpu Technology Inc.

21/F Internet Finance Center

Danling Street, Beijing

People’s Republic of China

April 30, 2021

Dear Sirs,

We consent to the references to our firm and the summaries of our opinions under “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—If the PRC government deems that our contractual arrangements with our variable interest entities do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations” and “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with the VIEs” in Jianpu Technology Inc.’s Annual Report on Form 20-F for the year ended December 31, 2019 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference of the summaries of our opinions under these headings into the Registration Statement on Form S-8 (File No. 333-226610) of Jianpu Technology Inc. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Fangda Partners

Fangda Partners